SCHEDULE 21.1

                        SUBSIDIARIES OF LASERMEDICS, INC.

        The following is a list of all of the subsidiaries of the Company at December 31, 1996. Each of the subsidiaries is wholly-owned by the Company.

               CORPORATE NAME OF SUBSIDIARY           STATE OF INCORPORATION
               ----------------------------           ----------------------
               Health Career Learning Systems, Inc.          Michigan